Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 of our reports dated September 14, 1999, appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the year ended July 31, 1999.

     We also consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 of our report on Ferrellgas Partners Finance Corp. dated September 14, 1999, appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the year ended July 31, 1999.

DELOITTE & TOUCHE LLP
Kansas City, Missouri
October 28, 1999